Exhibit 3.4

AMENDMENT NO. 1 TO

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

SUSSER PETROLEUM PARTNERS GP LLC

October 27, 2014

This Amendment No. 1 (this “Amendment No. 1”) to the Amended and Restated Limited Liability Company Agreement of Susser Petroleum Partners GP LLC (the “Company”), dated as of September 25, 2012 (the “LLC Agreement”), is hereby adopted effective as of October 27, 2014, by Energy Transfer Partners, L.P., as the sole member of the Company (the “Sole Member”). Capitalized terms used but not defined herein have the meaning given such terms in the LLC Agreement.

WHEREAS, Section 2.2 of the LLC Agreement provides that the Company’s board of directors may change the name of the Company at any time and from time to time and shall promptly notify the Sole Member of such change;

WHEREAS, the Company’s board of directors has authorized and instructed the Company to take all actions necessary, desirable or appropriate to change the name of the Company from “Susser Petroleum Partners GP LLC” to “Sunoco GP LLC”; and

WHEREAS, the Sole Member on October 15, 2014 caused the filing of an amendment to the certificate of formation of the Company in the office of the Secretary of State of the State of Delaware changing the Company’s name from “Susser Petroleum Partners GP LLC” to “Sunoco GP LLC” effective October 27, 2014 which filing is hereby ratified in all respects;

WHEREAS, pursuant to that certain Purchase and Sale Agreement dated September 19, 2014, the Sole Member acquired 100% of the equity interests in the Company from Susser Holdings Corporation and therefore certain provisions of the LLC Agreement must be amended to reflect this change;

NOW THEREFORE, the Sole Member does hereby amend the LLC Agreement as follows:

Section 1.    Amendments.

(a)         The name of the LLC Agreement is hereby amended and restated as follows:

“Amended and Restated Limited Liability Company Agreement of Sunoco GP LLC.”

(b)         Section 1.1 of the LLC Agreement is hereby amended to add or amend and restate the following definitions in the appropriate alphabetical order:

“Agreement” means this Amended and Restated Limited Liability Company Agreement of Sunoco GP LLC, as it may be amended, supplemented or restated from time to time. The Agreement constitutes a “limited liability company agreement” as such term is defined in the Act.

“Company” means Sunoco GP LLC, a Delaware limited liability company, and any successors thereto.  For the avoidance of doubt, references in this Agreement to the Company shall not include the Partnership or any of its Subsidiaries.

“Partnership” means Sunoco LP, a Delaware limited partnership.

“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of Sunoco LP, as it may be amended, supplemented or restated from time to time.

“Sole Member” means Energy Transfer Partners, L.P., a Delaware limited partnership, or any successor member of the Company.

(c)          The first sentence of Section 2.2 of the LLC Agreement is hereby replaced with the following:

“Name.  The name of the Company shall be “Sunoco GP LLC”.”

(d)         The second paragraph of Section 9.1 is hereby replaced with the following:

“If to the Sole Member:

Energy Transfer Partners, L.P.

3738 Oak Lawn Avenue

Dallas, Texas 75219

Attention: General Counsel

Telephone: (214) 981-0700”

Section 2.    Except as hereby amended, the LLC Agreement shall remain in full force and effect.

Section 3.    The appropriate officers of the Sole Member and/or the Company are hereby authorized to make such clarifying and conforming changes as they deem necessary or appropriate, and to interpret the LLC Agreement, to give effect to the intent and purpose of this Amendment No. 1.

Section 4.    This Amendment No. 1 shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, all rights and remedies being governed by such laws without regard to principles of conflicts of laws.

IN WITNESS WHEREOF, this Amendment No. 1 has been executed as of the date first above written.

SOLE MEMBER:

ENERGY TRANSFER PARTNERS, L.P.
By: Energy Transfer Partners GP, L.P., its general partner
By: Energy Transfer Partners, L.L.C., its general partner

By:	/s/ Thomas P. Mason
Name: Thomas P. Mason
Title: Senior Vice President, General Counsel and Secretary